UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported) January 23, 2023
FRESH TRACKS THERAPEUTICS, INC.
(Exact name of Registrant as specified in its charter)

Delaware	000-21088	93-0948554
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5777 Central Avenue
Suite 102
Boulder, CO 80301
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (720) 505-4755

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	FRTX	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On January 26, 2023, Fresh Tracks Therapeutics, Inc. (the “Company”) announced that Andrew D. Sklawer, age 39, the Company’s current President, has been appointed by the Board of Directors (the “Board”) of the Company as the Company’s President and Chief Executive Officer, effective January 31, 2023, consistent with the Board’s executive succession planning. Mr. Sklawer has been the Company’s President since September 2022, was the Company’s President and Chief Operating Officer from May 2022 to September 2022, and prior to that was the Company’s Chief Operating Officer and Secretary beginning in 2009. He also is one of the Company’s co-founders.
Mr. Sklawer will succeed Robert B. Brown, the current Chief Executive Officer of the Company, who notified the Company on January 23, 2023 of his decision to retire and resign, effective as of midnight Eastern time on January 31, 2023. Mr. Brown will remain a member of the Board.
In connection with Mr. Brown’s resignation as Chief Executive Officer, the Company and Dancing Bear Consulting, LLC, a limited liability company owned by Mr. Brown, entered into a Consulting Agreement (the “Consulting Agreement”), which will be effective as of February 1, 2023, under which Mr. Brown will personally provide consulting and advisory services to the Company. The initial term of the Consulting Agreement is one year (the “Initial Term”), subject to automatic renewal for additional one-year terms unless either party terminates. The Consulting Agreement provides for compensation at a fixed rate of $10,000 per month, as well as reimbursement of Mr. Brown’s related business expenses. Mr. Brown will provide consulting and advisory services as requested by the Company. If the Consulting Agreement is terminated (i) without cause by the Company or (ii) by Mr. Brown for cause or in the event of the Company’s bankruptcy or insolvency, the Company will be obligated to pay the remaining compensation that would have been payable during the Initial Term. The foregoing summary of the Consulting Agreement is qualified in its entirety by reference to the full text of the Consulting Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.
Aaron Fox-Collis, age 42, has been appointed VP of Finance & Chief Accounting Officer and principal accounting officer by the Board of Directors, effective January 31, 2023. Albert N. Marchio, II, the Company’s current principal accounting officer, will remain the Company’s Chief Financial Officer and principal financial officer.
Mr. Fox-Collis has been with the Company since July 2020, serving as the Company’s Controller and Senior Director, Finance from June 2022 to December 2022, and the Company’s Accounting Manager from July 2020 to May 2022. Prior to joining the Company, Mr. Fox-Collis spent 10 years in public accounting, most recently as an assurance senior manager from January 2019 to June 2020 and an assurance manager from August 2016 to December 2018, each with BDO USA, LLP, providing audit and accounting services to a variety of public and private companies spanning numerous industries. Mr. Fox-Collis received his B.A. in Economics and Political Science from the University of Colorado at Boulder and is an actively licensed Certified Public Accountant.
Each of Messrs. Sklawer and Fox-Collis has no family relationship with any director or executive officer of the Company, and each has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.
Item 7.01. Regulation FD Disclosure.
On January 27, 2023, the Company issued a press release announcing the leadership transition described in Item 5.02 above. A copy of the press release is attached hereto as Exhibit 99.1.
The information in this Item 7.01 is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, regardless of any general incorporation language in such filing.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

10.1	Consulting Agreement, by and between Fresh Tracks Therapeutics, Inc. and Dancing Bear Consulting, LLC, effective as of January 31, 2023

99.1	Press release issued by Fresh Tracks Therapeutics, Inc. on January 27, 2023

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 27, 2023	Fresh Tracks Therapeutics, Inc.

	By:	/s/ Robert B. Brown
	Name:	Robert B. Brown
	Title:	Chief Executive Officer